Exhibit 3.2

GLOBAL NET LEASE, INC.

ARTICLES SUPPLEMENTARY

Global Net Lease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the “MGCL”), the Company, by a resolution of its Board of Directors (the “Board”) duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 of the MGCL.

SECOND: The Company’s election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: Under a power contained in Section 3-802(c) of the MGCL, the Company, by resolution of the Board (the “Resolution”), prohibited the Company from electing to be subject to Section 3-803 of the MGCL as provided herein. The Resolution provides that the Company is prohibited from electing to be subject to the provisions of 3-803 of the MGCL and that the foregoing prohibition may be repealed, in whole or in part, only if such repeal is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

FOURTH: The election to prohibit the Company from becoming subject to Section 3-803 of the MGCL without the stockholder approval referenced above has been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall become effective at 9:01 a.m. ET on September 12, 2023.

SIXTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer on this 11th day of September, 2023.

ATTEST:		GLOBAL NET LEASE, INC.

/s/ Christopher Masterson		By:	/s/ James Nelson		(SEAL)
Name:	Christopher Masterson		Name:	James Nelson
Title:	Chief Financial Officer		Title:	Chief Executive Officer

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